Exhibit 4.6

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                               DATE 2 OCTOBER 2002




                                  EBOOKERS PLC

                                      -and

                                 DINESH DHAMIJA




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                                SERVICE AGREEMENT

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DATED  2 OCTOBER 2002

PARTIES:

1. EBOOKERS PLC, (registered no: 3818962) whose registered office is at 25 Farringdon Street, London EC4A 4AB ("Company")

2. DINESH DHAMIJA of 5b Plateau de Frontenex, 1208 Geneva, Switzerland ("the Executive").

OPERATIVE PROVISIONS:

1.  INTERPRETATION

1.1 The headings and marginal headings to the clauses are for convenience only and have no legal effect.

1.2 Any reference in this Agreement to any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.

1.3  In this Agreement:

"Associated Company"

means any company in which the Company or any company in the Group is the holder of not less than 50 per cent of the equity share capital or to which the Company or any company in the Group renders substantial managerial administrative or technical services;

"the Board"

means the Board of Directors of the Company and includes any committee of the Board duly appointed by it;

"the Business"

means the business of selling travel (which includes, without limitation air, sea or surface travel, car hire, cruises, package holidays, insurance and cargo) on the Internet and new media;

"the Employment"

means the employment governed by this Agreement;

"Holding Company"

has the same meaning as in Section 736 and 736A of the Companies Act 1985 as amended by the Companies Act 1989;

"Group Company"

means any Holding Company of the Company and any Subsidiary Company or Associated Companies of the Company from time to time;

"the Group"

means the Company and any Holding Company of the Company and any Subsidiary Company or Associated Companies of the Company from time to time;

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"the Rules"

means US Federal securities law or rules and regulations of any automatic quotation system or stock exchange on which the shares of the Company are quoted or listed including the

"Subsidiary Company"

rules of the London Stock Exchange Limited;

has the same meaning as in Section 736 and 736A of the Companies Act 1985 as amended by the Companies Act 1989;

"the Termination Date"

the date of termination of the Employment.

2.  APPOINTMENT AND DURATION

2.1 With effect from the Commencement Date the Company appoints the Executive and the Executive agrees to act as sole Chairman and Chief Executive. The Executive accepts that the Company may at its discretion require him to perform other duties or tasks not within the scope of his normal duties but of equivalent status.

2.2 The date of commencement of the Employment the date of this Agreement ("the Commencement Date").

2.3 The date of commencement of the Executive's continuous employment with the Company is September 1980.

2.4 Subject to Clause 15 hereto the Company shall employ the Executive and the Executive shall serve the Company as from the Commencement Date unless and until determined by either party giving to the other on or at any time after the Commencement Date not less than 12 months' written notice of termination.

2.5 The Executive warrants that by virtue of entering into this Agreement or any other agreements or arrangements made or to be made between the Company or any Group Company and him, the Executive will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon him.

3. DUTIES OF THE EXECUTIVE

3.1  The Executive shall at all times during the period of this Agreement:

3.1.1 devote substantially so much of his time attention and ability as is reasonably required to the Employment;

3.1.2 faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

3.1.3  obey all lawful and reasonable directions of the Board;

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3.1.4 use his reasonable endeavours to promote the interests of the Company its
Group, Associated or Subsidiary Companies;

3.1.5 keep the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and the Group, Associated and Subsidiary Companies and provide such explanations as the Board may require;

3.1.6 not at any time knowingly make any untrue or misleading statement relating to the Company or a Group, Associated or Subsidiary Company.

4.  PLACE OF WORK AND RESIDENCE

4.1 The Executive shall perform his duties hereunder at the offices of the Company and/or such other places of business of the Company or of any Group Company as the Company reasonably requires whether inside or outside the United Kingdom.

5.  HOURS OF WORK

5.1 The normal hours of work of the Company are 40 hours per week (Monday to Friday) from 9.00 am to 6.00 pm inclusive of one hour for lunch daily and the Executive shall work such additional hours as are necessary for the proper performance of his duties without additional remuneration.

5.2 The Executive agrees that the provisions of the Working Time Regulations 1998 shall not apply to the Employment hereunder unless and until the Executive terminates such agreement by providing three months' prior written notice to the Company.

6.  PAY

6.1 During the Employment the Company shall pay to the Executive a salary at the rate of (pound)200,000 per year which shall accrue from day to day and be payable by equal monthly instalments in arrears on the last working day of each calendar month or on the first working day thereafter. Subject to Inland Revenue approval, to be sought as soon as possible, one quarter of the salary shall be paid to the Executive in the United Kingdom and shall have P A YE and Class 1 National Insurance Contributions deducted at source, and three quarters shall be payable in Switzerland. In the event that Inland Revenue approval is not obtained or is withdrawn the salary shall be paid to the Executive wholly in the United Kingdom and shall have P A YE and Class 1 National Insurance Contributions deducted at source. The salary shall be deemed to include any fees receivable by the Executive as a Director of the Company, or of any other company or unincorporated body in which he holds office as nominee or representative of the Company, if any.

6.2 The Executive's salary shall be reviewed by the Board annually and the rate of remuneration may be increased by the Company with effect from that date by such amount if any as it shall think fit.

6.3 The Executive is entitled to certain options in the share capital of the Company pursuant to an Option Agreement between the Executive and the Company originally dated 21st October, 1999, and subsequently amended and restated pursuant to an Option Agreement of the same date as this Agreement.

7.  BONUS

The Executive shall be entitled to receive a bonus payable quarterly in arrears, based on the achievement of corporate and personal objectives for the year in accordance with guidelines determined by the Board from time to time. The bonus achievable shall equal at least 20% of the Executive's salary (ie. 5% payable in respect of each quarter).

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8.  PENSION

The Company shall pay a sum equivalent to 7% of the Executive's annual salary into a pension scheme of the Executive's choosing.

9.  INSURANCE BENEFITS

9.1 The Executive and his wife shall be entitled to participate at the Company's expense in the Company's permanent health insurance scheme and in the company's private medical expenses insurance scheme, subject always to the rules of such schemes in force from time to time details of which are available from the Company.

9.2 Subject to the terms and conditions of the policy of insurance relating to death in service maintained by the Company (which the Executive acknowledges may change from time to time) a copy of which is available for inspection at the accounts office of the Company, the Company shall pay to the Executive's dependants a death in service lump sum benefit equivalent to four times the Executive's basic annual salary at the time of his death, should he die during the continuance of this Agreement.

9.3 The Company shall pay all premium and do all other things necessary to provide directors' and officers' insurance in relation to the Employment and to the Executive's directorships.

10  CAR

10.1  The Company will provide:

(i) a car of appropriate value and status for the Executive's use to be approved by the Remuneration Committee from time to time; and

(ii) a contribution towards a driver

10.2  The Company will:

(i) meet the cost of maintaining, repairing, insuring, testing and tax on the car; and

(ii) reimburse all reasonable running expenses incurred by the Executive in using the car.

10.3 The Company will also pay for and do all other things necessary to maintain a car parking space for the Executive's use at his usual place of work.

10.4 As an alternative to Clauses 10.1 to 10.3 above the Company will meet the cost of car hire as required by the Executive in performance of his duties hereunder.

11.  EXPENSES

11.1 The Company shall reimburse to the Executive all travel expenses (for the avoidance of doubt the Executive shall travel in first, business or club class travel, as appropriate), premier hotel, entertainment and other expenses reasonably incurred by him in the proper performance of his duties subject to the Executive complying with such guidelines and regulations issued by the Company from time to time in this respect and to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

11.2 The Company will reimburse to the Executive all travel expenses incurred in travelling between London and Switzerland subject to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

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11.3 The Company shall also pay for, maintain and renew as necessary, the
Executive's membership of such clubs as the Executive requires from time to time.

11.4 The Company shall reimburse to the Executive the cost of all mobile phone calls on production of bills or such evidence as the Company may reasonable require.

11.5 The Company will arrange for an ASDL line and computer to be installed in the Executive's London home.

12.  HOLIDAY

12.1 The Company operates a holiday scheme, which runs from 1 January - 31 December. The Executive is entitled to 30 days annual holiday each year in addition to the normal statutory Bank Holidays. Holiday entitlement will accrue from day to day.

12.2 On the termination of the Employment for whatever reason, the Executive shall either be entitled to pay in lieu of any outstanding holiday entitlement or be required to repay the Company any salary received for holiday taken in excess of his proportionate entitlement.

13.  INCAPACITY

13.1 If the Executive shall be prevented by illness (including mental disorder) injury or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the designated Company representative and if the Executive is so prevented for seven or more consecutive days he shall provide a medical practitioner's statement on the eighth day and weekly thereafter so that the whole period of incapacity is certified by such statements. Immediately following his return to work after a period of absence due to incapacity the Executive shall complete a self-certification form available from the Company detailing the reason for his absence.

13.2 If the Executive shall be absent from his duties hereunder due to illness (including mental disorder) accident or other incapacity duly certified in accordance with the provisions of sub-clause 13.1 hereof, he shall be paid (subject to any entitlement he may have to benefit under the Company's permanent health insurance scheme referred to in clause 9.1 above) his full remuneration hereunder (including bonus and commission, if any) for up to 270 days' absence whether or not consecutive in any period of 12 consecutive months and thereafter such remuneration, if any, as the Board shall determine from time to time provided that such remuneration shall be inclusive of any Statutory Sick Pay to which the Executive is entitled and any Social Security Sickness Benefit or any other benefits recoverable by the Executive (whether or not recovered) may be deducted therefrom.

13.3 If the illness, accident or other incapacity of the Executive shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and shall give to the Company all particulars the Company may reasonably require and shall if required by the Company refund to the Company that part of any damages recovered relating to loss of earnings for the period of incapacity as the Company may reasonably require provided that the amount to be refunded shall not exceed the amount of damages or compensation recovered by him less any costs borne by the Executive in connection with the recovery of such damages or compensation and shall not exceed the total remuneration paid to him by way of salary in respect of the period of absence.

13.4 For Statutory Sick Pay purposes the Executive's qualifying days shall be his normal working days.

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13.5 At any time during the period of his appointment, the Executive shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorise such medical practitioner to disclose to and discuss with. the Company's medical adviser the results of such examination and any matters which arise from it in order that the Company's medical adviser can notify the Company of any matters which, in his opinion, might hinder or prevent the Executive (if during a period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

13.6 If the Executive is prevented by incapacity from properly performing his duties under this Agreement for a consecutive period of over six months, the Company may appoint another person or persons to perform the Executive's duties until such time as the Executive is able to resume fully the performance of his duties, provided always that during such period the Executive shall remain sole Chairman and Chief Executive of the Company.

14.  TERMINATION OF AGREEMENT

14.1  Automatic termination

This Agreement shall automatically terminate:

14.1.1 On the Executive reaching the age of 65; or

14.1.2 If the Executive becomes prohibited by law from being a director; or

14.1.3 If he resigns his office of director, save in the following circumstances:

14.1.3.1 the Executive reasonably believes that the company is trading wrongfully or fraudulently (for the purposes of the Insolvency Act 1986); or

14.1.3.2 the Executive reasonably believes that the Company proposes or suffers any unlawful thing to be done by it or any other thing which if approved by the Executive in his capacity as a director of the Company could reasonably be considered a breach of the fiduciary duties he owes to the Company in such capacity.

14.2  Suspension

In order to investigate a complaint of misconduct against the Executive the Company is entitled to suspend the Executive on full pay and benefits for up to 5 working days to carry out a proper investigation and hold a disciplinary hearing.

14.3  Immediate Dismissal

The Company may by notice terminate this Agreement with immediate effect if the
Executive:

14.3.1  commits any act of gross misconduct; or

14.3.2 is convicted of any criminal offence punishable with 6 months' or more imprisonment (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

14.3.3 commits any act of gross dishonesty whether relating to the Company, any Group Company, any of its or their Executives or otherwise; or

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14.3.4  becomes bankrupt or makes any arrangement or composition with his creditors generally.

14.4  Dismissal on Short Notice

The Company may terminate this Agreement as follows:

14.4.1 without prejudice to clause 13.2 by not less than 6 months prior written notice given at any time while the Executive is incapacitated by ill-health or accident from performing his duties under this Agreement and has been so incapacitated for a period or periods aggregating six calendar months in the preceding 12 months, provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties under this Agreement and provides a medical practitioner's certificate satisfactory to the Board to the effect that he has fully recovered his health and that no recurrence of his illness or incapacity can reasonably be anticipated and provided always that this Agreement may not be terminated under this clause:

14.4.1.1 until the Executive has exhausted his entitlement to contractual sick pay under clause 13; and

14.4.1.2 if having qualified for benefit under the permanent health insurance scheme referred to in clause 9.1, it is a condition for continuing eligibility for any benefit that the Executive be an employee of the Company.

14.4.2 By not less than one month's prior notice if the Executive has been offered but has refused to agree to the transfer of this Agreement by way of novation to a person, firm or company which has acquired or agreed to acquire the whole or substantially the whole of any undertaking (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended) in which he is employed to any extent.

14.5  Pay in Lieu

14.5.1 On serving notice for any reason to terminate this Agreement by either party, the Company shall be entitled to require the Executive to continue to carry out his duties for up to a maximum of 3 months from the date such notice is

14.6 validly given save that such duties shall be restricted to those necessary to effect an orderly transfer of his duties and responsibilities.

14.5.2 On the expiry of the initial 3 month period referred to in clause 14.5.1, (or at any earlier time following the giving of notice to terminate this Agreement, should the Company decide that the Executive is no longer required to carry out duties the Company shall pay to the Executive his salary (at the rate then payable under clause 6 hereof) and benefits for the unexpired portion of the notice to terminate this Agreement. Any such payment in lieu of notice payable in the United Kingdom shall as appropriate in accordance with Clause 6.1 have P A YE income tax and Class 1 National Insurance Contributions deducted at source.

14.6  Garden Leave

The Executive has a right to continue to perform his duties and exercise his powers under this agreement and the Company shall not be entitled to limit in any way the Executive's duties or responsibilities under the terms of this Agreement, save where expressly permitted under the terms of this Agreement.

14.7  Miscellaneous

On the termination of this Agreement for whatever reason, the Executive shall at the request of the Company resign (without prejudice to any claims which the Executive may have against any company arising out of this Agreement or the termination thereof from all and any offices which he may hold as a Director of the Company and from all other appointments or offices which he may hold as nominee or representative of the Company and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name to act as his attorney and on his behalf to sign any documents or do any things necessary or requisite to effect such resignations) and/or transfer(s).

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15.  DEALINGS IN SECURITIES

In accordance with the Rules (a copy of which is held, buy the Company and is available for inspection) the Executive undertakes that:

15.1  He will observe and comply at all times with the Rules.

15.2 He will not deal in any securities of the Company (namely shares or debentures (whether or not secured) or warrants or options to subscribe for any shares or debentures) unless prior notice of such proposed dealings has been given to the Company and prior clearance has been received by the Executive;

15.3 During the period of two months immediately preceding the announcements of the Company's annual results and during the period of one month immediately preceding the announcements of the Company's half-yearly and quarterly results together with dividends and distributions to be paid or passed he will not purchase any such securities of the Company nor will he sell any such securities unless the circumstances are exceptional and the prior consent of the Board has been obtained;

15.4 He will use his best endeavours to avoid any dealings by his spouse or on behalf of any infant child and any other dealings in which for the purposes of the Companies Act 1985 he is or is to be treated as interested at a time when he himself is not free to deal on the basis that the Rules are to be regarded as equally applicable to any dealings by his spouse or on behalf of any child and any other dealings in which for the purposes of the Companies Act 1985 he is or is to be treated as interested.

16.  COPYRIGHT, INVENTIONS AND PATENTS

16.1 This clause 16 is subject to the provisions of the Patents Act 1977 and the Copyright Design and Patents Act 1988.

16.2 The Executive acknowledges that he is under a special obligation to further the interests of the Company pursuant to section 39( 1 )(b) Patents Act 1977.

16.3 The Executive must immediately give to the Company full details of any invention or other intellectual property which he makes or discovers, or participates in making or discovering, which may reasonably be considered to be marketable or otherwise exploitable in connection with, or in the course of, the Company's business.

16.4 Any invention or intellectual property referred to in Clause 16.3 (the "intellectual property") is to belong to the Company.

16.5  At the Company's request and expense, the Executive must:

16.5.1 supply all information, data, drawings and assistance necessary to help the Company use the intellectual property to its best advantage; and

16.5.2 do everything necessary and desirable (including executing documents) to obtain patent or other protection for the intellectual property in those parts of the world specified by the Company and to transfer these rights to the Company or to whomsoever the Company directs.

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16.6 The copyright in all records and documents made by the Executive in the course of his employment shall belong to the Company.

17.  COMPUTER SOFTWARE AND HARDWARE

The Executive shall not use the Company's computer equipment or software unless it is in the course of and for the purpose of the Employment under this Agreement or otherwise in accordance with the Company's policies on computer and software use generally applicable to employees of the Company, or otherwise with the consent of the Company.

18.  CONFIDENTIALITY

18.1 The Executive shall not, at any time during the Employment (except so far as is necessary and proper in the course of the Employment) or at any time after the Termination Date divulge or make known to anyone or use for the benefit of himself or for the benefit of any other person, firm or company any of the secrets of the Company or any Group Company or any information of a confidential nature relating to any of the following (whether past, present or in the process of being compiled or made) and this shall be a non-exhaustive list:

(i) the Company's customers including (without limitation) names and addresses of customers, prices paid by such customers to the Company and such other terms of dealing with the Company;

(ii) the Company's software and computer equipment to include data specifications, codes, designs, nowhow, and their operation;

(iii) the Company's consultants including (without limitation) names and addresses of consultants and their terms of dealing with the Company;

(iv) the Company's suppliers including (without limitation) names and addresses of suppliers, prices paid by the Company to such suppliers for material and any other terms of dealing with the Company;

(v) the Company's current negotiations with customers, suppliers and manufacturers;

(vi) the Company's proposed businesses;

(vii) information as to the requirements of the Company's customers;

(viii) any information relating to the financial status, profitability margins, customer profiles, manner of handling orders, stock analysis or similar information;

(ix) any information relating to proposals, future projects or joint ventures of the Company and any Group companies,

provided that any restriction referred to above shall cease to apply to information which comes into the public domain after the date hereof other than by reason of the Executive's breach of this clause or any other duty of confidentiality.

19.  RETURN OF PROPERTY

19.1 All plans, designs, specifications, price lists of customers and correspondence papers, memoranda, notes, records and all copies of the foregoing (including such as may be contained in magnetic media or other forms of computer storage), video tapes, charge and credit cards which may come in the possession of the Executive or under his control and which relate in any way to the performance of his services hereunder or to the business of the Company or any Group Company (including business methods, know-how or marketing strategy or the identity or requirements or terms of dealing with its supplies or customers), shall at all times, be, and remain, the property of the Company or the relevant Group Company and its subsidiaries and the Executive shall not use the same or cause or permit any party whatsoever to use the same except for the benefit of the Company.

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19.2 The Executive shall upon the termination of the Employment or at any time prior thereto at the request of the Company immediately deliver up to the Company all property referred to in clause 19.1 which may have come into his possession or under his control and shall not retain any copies.

19.3 Upon tennination of the Employment howsoever arising any right the Executive has to use credit, bankers cheque or any other similar cards or documents or mobile phones on behalf of the Company shall automatically tenninate. Such cards, mobile phones or documents shall be returned to the Company and the Executive shall reimburse the Company on demand for any loss it may suffer because of unauthorised use.


20.  RECONSTRUCTION OR AMALGAMATION

If the employment of the Executive under this Agreement is tenninated by reason of the liquidation of the Company for the purpose of reconstruction or amalgamation and the Executive is offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Agreement, then the Executive shall have no claim against the Company in respect of the tennination of his employment under this Agreement.

21.  RESTRICTIONS AFTER END OF EMPLOYMENT

In this clause:

(i) "Restricted Business" means the Business of the Company and such other businesses of the Company and/or any Group Company at the time of tennination of the Executive's employment with which he was involved to a material extent during the period of 12 months ending on the Tennination Date;

(ii) "Restricted Customer" means any firm, company or other person who, during the period of 12 months ending on the Tennination Date was a customer of or in the habit of dealing with the Company or any Group Company and with whom the Executive had material dealings in the course of the Employment;

(iii) "Restricted Period" means 6 months from the Tennination Date provided that, if following the giving of notice by either party to tenninate the Executive's employment, the Executive is required to remain at home on full salary and benefits but without being provided with work, the period of time as stated herein shall be reduced by the time that the Executive spends at home on full salary and benefits without being provided with work as detailed in clause 15.6;

(iv) "Restricted Supplier" means any firm, company or other person who, during the period of 12 months ending on the Tennination Date was a supplier of goods or services or in the habit of dealing with the Company or any Group Company including, without prejudice to the generality of the foregoing, airlines, travel agencies and tour operators, computing and computing component providers, product manufacturers, computer programmers, consultants, bankers and financial institutions with whom the Executive had material dealings in the course of the Employment; and

(v) "Restricted Executive" means any person who, at the Tennination Date was employed by the Company or any Group Company and with whom the Executive had material dealings, who could materially damage the interests of the Company or any Group Company if he became employed in any business concern in competition with any Restricted Business.

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21.1 The Executive shall not, for the Restricted Period, be engaged in or concerned in any business which is in competition with any Restricted Business. This shall not restrict him from being engaged or concerned in any business after the Termination Date hereunder insofar as his duties or work shall relate solely to services or activities of a kind with which he was not concerned to a material extent during the period of 12 months ending in the Termination Date.

21.2 The Executive shall not, for the Restricted Period, solicit or endeavour to entice away from the Company or any Group Company the business or customer of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business.

21.3 The Executive shall not, for the Restricted Period, provide goods or services to or otherwise have any business dealings with any Restricted Customer in the course of any business concern which is in competition with any Restricted Business.

21.4 The Executive shall not, for the Restricted Period, interfere or seek to interfere with the dealings of the Company and/or any Group Company with any Restricted Customer or the terms relating to the dealings of the Company and/or any Group Company with any Restricted Customer.

21.5 The Executive shall not, for the Restricted Period, obtain goods or services from or otherwise have any business dealings with any Restricted Supplier in the course of any business concern which is in competition with any Restricted Business where such dealings are likely to interfere with that Restricted Supplier's dealings with the Company.

21.6 The Executive shall not, for the Restricted Period, interfere with the continuance of supply by or the terms relating to the dealings of the Company and/or any Group Company with any Restricted Supplier.

21.7 The Executive shall not, for the Restricted Period, in the course of any business concern which is in competition with any Restricted Business offer employment to or otherwise endeavour to entice away from the Company or any Group Company any Restricted Executive.

21.8 All prohibitions upon the Executive in this Clause 21 shall include acts of any company or business in which he is directly or indirectly engaged concerned or interested and shall also include acts done by him alone or jointly whether on his or any such companies' or business' account or for any other person, firm or company and whether as principal, controlling shareholder, partner, executive, agent, consultant, adviser or otherwise directly or indirectly.

21.9 The Executive hereby agrees and declares that if anyone or more or any part of the covenants contained in this clause shall be rendered or judged invalid or unenforceable by a Court of competent jurisdiction then such covenant, covenants or part of a covenant shall be deemed to be severed from this Agreement and such invalidity or enforceability shall not affect the validity or enforceability of the remaining covenants, covenants or part of a covenant contained in this clause notwithstanding the fact that it appears in the same clause, sub-clause or sentence as any other covenant or is imposed by the introduction of a word or phrase conjunctively with or disjunctively from or alternatively to other words or phrases and the Executive hereby acknowledges that the above restrictive covenants are fair and reasonable in the circumstances for the protection of the goodwill of and/or the business of the Company.

22.  NON-REPRESENTATION

The Executive covenants with the Company that he will not at any time after the Termination Date either personally or by his agent directly or indirectly wrongly represent himself as being in any way connected with or interested in the Business of the Company.

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23.  GENERAL

23.1  Redress of grievance

If the Executive has any questions or grievances relating to his employment he may seek redress orally or in writing from the Board.

23.2  Disciplinary Procedure

Any issue of a disciplinary nature in connection with the Executive's employment will be referred to and considered by the Board whose decision in relation to such issue will be final.

23.3  Proper Law

The validity construction and performance of this Agreement shall be governed by English law.

23.4  Acceeptance of Jurisdiction

All disputes claims or proceedings between the parties relating to the valid construction or performance of this Agreement shall be subject to the non-exclusive jurisdiction of the High Court of Justice in England and Wales ("the High Court") to which the parties irrevocably submit.

23.5  Notices

Any notice to be given by a party under this Agreement must be in writing in the English language and must be given by delivery at or sending first class post or other faster postal service, or facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has his own facilities for receiving such transmissions) to the last known postal address or relevant telecommunications number of the other party. Where notice is given by sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice it shall be sufficient to show it was despatched. A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.

IN WITNESS whereof the Executive and the Company have executed this document as a Deed the day and year first before written.

EXECUTED as a deed and delivered by ) EBOOKERS PLC acting by :         )

S Talwar, Director              /s/__Sanjir Talwar_____

H O'Byrne, Secretary            /s/__Helen O'Byrne_____

EXECUTED as a DEED and delivered by DINESH DHAMIJA

in the presence of:

A Ellis